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EXHIBIT 21

SUBSIDIARIES OF THE GENLYTE GROUP INCORPORATED

DECEMBER 31, 2003

The Genlyte Group Incorporated has the following subsidiaries, 100% owned, except as noted:

Genlyte Thomas Group LLC, a Delaware limited liability company (68% owned)

  Diaman-Mexo, S.A. De C.V., a Mexican corporation

  Genlyte Thomas Group Nova Scotia ULC, a Nova Scotian unlimited liability company

    GTG International Acquisitions LP, a Canadian limited partnership

  Lightolier De Mexico, S.A. De C.V., a Mexican corporation

  Lumec Holding Corp., a Canadian corporation

    Lumec, Inc., a Canadian corporation

      Lumec-Schreder, Inc., a Canadian corporation (50.5% owned)

  Shakespeare Composite Structures LLC, a Delaware limited liability company

  Thomas De Mexico, S.A. De C.V., a Mexican corporation

  Translite Limited, a U.K. corporation

    Sonoma Lighting, a U.K. corporation

      Translite Sonoma, LLC, a Delaware limited liability company (93% owned)

Genlyte Canadian Holdings, LLC, a Delaware limited liability company

  GTG Intangible Holdings, LLP, a Delaware limited liability partnership (68% owned)

    Canlyte Inc., a Canadian corporation

      Ledalite Architectural Products, a Canadian limited partnership

    Translite Sonoma, LLC, a Delaware limited liability company (7% owned)

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SUBSIDIARIES OF THE GENLYTE GROUP INCORPORATED DECEMBER 31, 2003